Exhibit 10.5

OFFER AND TERMS OF EMPLOYMENT

Dear Pushpender,

We are pleased to offer you the position of Chief Financial Officer with CopperTech Metals Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”). This letter will outline the principal terms and conditions of this offer and your employment should you accept.

Your employment will commence on         , 2026. You will report directly to the Chief Executive Officer of the Company unless and until otherwise advised.

Although your initial work location will be remote, the Company reserves the right to designate a principal corporate office or alternative work location in the future which will be your principal working location. This role may require periodic travel to operational facilities, customer locations, and corporate offices in furtherance of Company business, and your willingness and ability to travel both domestically and internationally is a material requirement of this position.

1. Compensation

Base Salary

Your annualized base salary will be USD $450,000 per annum, payable in accordance with the Company’s regular payroll practices and subject to applicable federal, state, and local withholdings.

Annual Performance Bonus

You will be eligible to participate in the Company’s annual incentive plan, with a target bonus opportunity of up to USD $330,000 per annum, subject to achievement of individual and Company performance objectives and approval by the Board of Directors or its Compensation Committee. The Bonus plan may be modified or discontinued at the Company’s discretion.

Annual Long-Term Incentive Plan

You may be eligible to receive share-based incentive under the Company’s Long-term incentive plan, subject to the Board of Directors or its Compensation Committee approval. The terms of such incentive plan, including eligibility and vesting schedule shall be determined by the Board in its discretion and set forth in a separate plan summary document. Long Term Incentive Plan (“LTIP”) is a conditional share/cash plan for rewarding talent on a pre-determined vesting criterion linked with Business Performance and Employee’s Individual Performance subject to continued employment with the organization for a specified tenure. LTIP is implemented periodically, at the sole discretion of management, in which some select employees are eligible for grant of stock options/cash units based on individual performance and potential. Subsequent coverage is purely at the discretion of the management.

All salary and compensation payments are subject to applicable taxes and other statutory deductions prior to payment.

Benefits

You will be eligible to participate in the Company’s health and welfare benefit programs, including major medical and other benefits on the first day of the following month of joining provided your enrolment forms are received for such benefits within 30 days of your hire date. You will be required to provide appropriate documentation for any dependent coverage you choose, e.g., birth certificate, marriage certificate, or adoption certificate. All medical and welfare benefits are subject to the terms, exclusions, and eligibility requirements of such benefit plans.

Paid Time Off and Holidays

You are eligible to accrue [on a quarterly basis] Paid Time Off of 25 days annually, in accordance with Company policy. In addition, you will be paid for public holidays pursuant to the annual Company holiday schedule. This Paid Time Off allotment can be used for Vacation time, Sick time, and Personal time off within a calendar year.

2. At-Will Employment

Your employment with the Company is at-will as per the applicable State law. This means that either you or the Company may terminate the employment relationship at any time, with or without cause, for any legal reason, and with or without notice.

The Company will provide, and requests that you provide, 4 (four) weeks’ written notice of resignation or termination without cause. The Company may, in its sole discretion:

•	Place you on paid garden leave during any notice period;

•	Relieve you of duties; or

•	Provide pay in lieu of notice.

Nothing in this Offer Letter alters the at-will nature of your employment. Any change to the at-will status must be set forth in a written agreement signed by the Board of Directors.

3. Taxation & Withholding

Your compensation shall be subject to applicable taxes and statutory withholdings in such jurisdictions as may be relevant based on the location of your services, in accordance with applicable laws. Due to the international nature of your role, your compensation may be subject to taxation in more than one jurisdiction.

The Company shall make such withholdings and statutory deductions as it determines are required under applicable law. You acknowledge and agree that you remain responsible for the timely filing and payment of any personal taxes arising in any jurisdiction, including those resulting from your residency or work patterns.

You agree to provide accurate and timely information regarding your work locations and periods of presence to enable appropriate tax treatment. The Company reserves the right to implement such payroll, withholding, or reporting arrangements as it deems necessary to ensure compliance with applicable requirements.

4. Termination for Cause

Your employment is and at all times will be At-Will, and as such the Company may terminate your employment immediately for “Cause,” at any time without assigning any reason or advance notice of severance, or any severance compensation, including if you commit any act of disobedience, dishonesty, harassment, insubordination, incivility, insobriety, or any act or omission or conduct constituting a crime, or violation of any law (excluding minor traffic offenses), whether during the course of your employment or otherwise, which in the opinion of the Company is detrimental to its interests or reputation.

Termination for Cause may result in forfeiture of unvested equity or incentive compensation, subject to applicable plan terms.

5. Compensation Recovery

The Company reserves the right to adopt policies providing for the cancellation or forfeiture of unvested incentive-based compensation, including bonuses or equity-based awards, in certain circumstances.

You acknowledge and agree that any incentive-based compensation may be subject to cancellation, or forfeiture in accordance with such policies and applicable law. Such circumstances may include, without limitation:

•	material misconduct or any breach by you of Company policies;

•	fraud, dishonesty, or violation of applicable law;

•	material financial restatement or correction of financial results due to your intentional or negligent acts or omissions; or

•	other circumstances determined by the Board of Directors in accordance with Company policy.

Any such compensation recovery shall be implemented in accordance with the Company’s applicable policies as may be adopted or amended from time to time.

6. Confidentiality and Intellectual Property

Your employment is contingent upon execution of the Company’s Confidentiality and Proprietary Information Agreement. All intellectual property developed during your employment is and shall remain the exclusive property of the Company.

7. Company Policies and Compliance

Your employment is contingent and subject to your strict compliance with all Company policies, rules and regulations as now or hereinafter promulgated and provided to you, and with all applicable federal, state, and local laws. Upon a public listing, you will also be subject to insider trading policies, blackout periods, and other governance policies adopted by the Company.

8. Governing Law

This Offer Letter and your employment shall be governed by the applicable state law. The applicable law governing your employment may change at the discretion of the Company and you will be provided with written notice in advance of any such change.

9. Entire Agreement

This Offer Letter and the accompanying Annexure supersedes all prior discussions or representations, whether written or oral, concerning the position, job duties and requirements, and terms your employment. Any modification of the terms of employment set forth herein must be in writing and signed by an authorized officer of the Company.

This offer is contingent upon:

•	Execution of required agreements with the Company;

•	Board or Compensation Committee approval.

By signing this offer of employment, you confirm that you have read, understood, and agree to the terms of your employment set forth herein and in the accompanying Annexure, which is incorporated by reference and forms a part of this offer.

Please indicate your formal acceptance of the terms of this offer of employment with Company by signing and returning a copy of this offer to me no later than [Offer Expiry Date].

Sincerely,

[Name]

[Title]

[Company Name], Inc.

ANNEXURE

Employment Terms & Policies (United States – Exempt Employee)

This Annexure contains terms governing your employment with the Company and forms a part of and is incorporated into the Offer Letter and Terms of Employment Letter, and your acceptance of the Company’s offer of employment shall constitute your agreement with the terms in this Annexure. Nothing in this Annexure alters the at-will nature of your employment.

1. Position Classification

You acknowledge that your position is classified as exempt under applicable federal and state wage and hour laws. As an exempt employee, you are not eligible for overtime compensation, and your work schedule shall be consistent with the business needs and requirements of your position.

2. Paid Time Off (PTO) Guidelines

2.1 Other than for PTO time for illness, usage for Personal or Vacation time requires prior approval of your immediate manager and is subject to business needs. Normally no more than two weeks may be taken consecutively unless specific permission is obtained in advance from your immediate manager.

2.2 PTO entitlement for each calendar year must be taken in that year and cannot be carried forward. Any outstanding entitlement at the end of the year shall be forfeited, unless otherwise provided by applicable state law. You will not be entitled to payment in lieu of PTO not taken during a calendar year.

2.3 You will receive payment for all accrued and unused PTO for the concerned year upon your separation from the Company. There will be no entitlement to payment in lieu of PTO that is not accrued in connection with your separation from the Company.

3. Absence

3.1 In the event of you being absent from work, you should arrange that your immediate manager is notified at the earliest opportunity on the first day of absence in accordance with Company Policy.

3.2 If your absence is due to sickness, and it exceeds seven calendar days, the company may require you to obtain a medical certificate from your doctor and ensure that it is sent to your immediate manager. A further certificate is required in respect of any further period of incapacity of seven days.

4. Confidentiality

4.1 During and after your employment with the Company or any of its affiliates, you shall not disclose, use, copy, or remove any Confidential Information of the Company except as necessary in the proper performance of your duties.

4.2 “Confidential Information” includes in the broadest sense trade secrets, financial data, business strategies, pricing, actual and potential customer and supplier information, proprietary systems, employee lists and information, all information which the Company considers confidential or which has been disclosed to you as such, and all non-public information concerning the Company or its affiliates.

4.3 These obligations of Confidentiality survive termination of employment.

4.4 The Company’s policies of Confidentiality shall prohibit you from reporting possible violations of law to governmental agencies or making disclosures protected by whistleblower laws.

4.5 Nothing in this Agreement shall prohibit or restrict you from: (i) voluntarily communicating with an attorney retained by you, (ii) voluntarily communicating or filing a charge or complaint with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a Federal, State or local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted), (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled; or (vii) making truthful statements or disclosures about unlawful acts in the workplace, including, but not limited to, sexual harassment.

Pursuant to 18 U.S.C. § 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

5. Intellectual Property

5.1 To the fullest extent permitted by applicable law, all inventions, discoveries, works of authorship, developments, improvements, processes, designs, data, and other intellectual property, regardless of form, created or delivered during your employment and relating to the Company’s business shall be and remain the exclusive property of the Company.

5.2 You agree to assign to the Company all rights, title, and interest in all such intellectual property created by you in the course of your employment which relate to the Company’s business.

6. Compliance with Laws and Public Company Policies

6.1 You agree to and shall comply with all applicable federal, state, and local laws and regulations, including but not limited to all securities laws, insider trading laws, anti-corruption laws, and stock exchange listing requirements applicable to the Company.

6.2 You agree to comply with all Company policies, as now or hereafter modified, revised or promulgated, including the Code of Business Conduct and Ethics and other governance policies adopted by the Board of Directors.

6.3 Violation of applicable laws or Company policies may result in disciplinary action, up to and including termination of employment.

7. Restrictive Covenants

You hereby represent and agree that you are not, and will not be, in breach of any restrictive covenant obligations to any prior employer upon and after commencing employment with the Company or any of its affiliates, including, without limitation, any non-competition, non-solicitation, confidential information and non-disparagement obligations. You agree that you shall not breach any such restrictive covenant obligations to any prior employer in connection with your employment with the Company or any of its affiliates. Further, to the extent permitted by applicable law:

7.1 Non-Solicitation of Customers

During your employment with the Company and for three (3) months following your separation from the Company for any reason, you shall not, directly or indirectly, solicit business from, harm the goodwill of, or in any way interfere with the relationship of, any customer, supplier, client, distributor, vendor, investor or other business relationship of the Company, in each case, with whom you first had direct or actual contact or about whom you received or had access to Confidential Information during the twelve (12)-month period immediately preceding such action.

7.2 Non-Solicitation of Employees

During your employment with the Company and for three (3) months following your separation of employment from the Company for any reason, you shall not, directly or indirectly, solicit, entice, induce, or attempt to solicit, entice, or induce, any employee at a management level or above with whom you worked or about whom you obtained Confidential Information, in each case, during the twelve (12) month period immediately preceding such action, to terminate their employment or otherwise interfere with their employment relationship with the Company; provided, however, that, following the separation of your employment from the Company, the foregoing will not preclude you from initiating or directing, on your own behalf or for a third party, a general employment solicitation that is not directed or targeted primarily at the foregoing employees.

7.3 Non-Compete (Where Lawful and Enforceable)

During your employment with the Company and for three (3) months following your separation of employment from the Company for any reason, you shall not, whether for your own account or for any other person or entity, operate, manage, control, participate in, serve as an officer or director, or be employed or engaged in, an executive, management or supervisory role by, or provide strategic or operational advice to, a Competitive Business, in each case to the extent such role, services or activities are the same as or substantially similar to those performed by you for the Company at any time during the twelve (12) month period preceding such separation; provided, however, that nothing in this provision shall restrict you from providing advice or services to a Competitive Business if: (i) such service relationship is restricted solely to one or more distinct portions of the operations and businesses of such Competitive Business, (ii) such distinct portions do not engage in activities competitive with the Company, and (iii) you undertake not to, and do not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in activities competitive with the Company. Nothing herein shall prohibit you from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded.

“Competitive Business” shall mean any person or entity that is engaged in any business that is the same as, or substantially similar to, the business conducted by the Company as of the date of separation of your employment, including the business of metals and mining operations (the “Business”)

7.4 No Holding Out

Following your separation of employment from the Company, you shall not represent yourself as being employed or otherwise connected with the Company.

7.5 Each restriction is separate and severable and shall be enforced to the maximum extent permitted by applicable law.

8. Data Protection and Privacy

8.1 You agree and shall comply with all applicable federal, state, and local privacy, data protection, cybersecurity, and data breach notification laws, as well as all Company policies and procedures regarding data protection and privacy.

8.2 You agree and shall access, use, process, store, and disclose Company data and personal information solely for legitimate business purposes and in accordance with Company policies. All such information which you obtain in the course of your employment, in whatever form–which includes but not limited to business plans, projects, estimates, costing, pricing, customers, formulae, methods of doing business, technology, and product/technical data–shall always be kept confidential, and you shall not divulge the same in any manner which violates Company policy or law, or or use it for your benefit or for the benefit of any other person.

8.3 You agree and shall implement and follow reasonable administrative, technical, and physical safeguards to protect Company information from unauthorized access, disclosure, alteration, or destruction.

8.4 To agree and shall report any actual or suspected data security incident immediately in accordance with Company information security policies.

9. Amendments

The Company reserves the right to amend, modify, supplement, or discontinue its policies and procedures from time to time to ensure legal compliance and operational effectiveness, subject to applicable law.

Employee initials